Exhibit 99.1

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2021

1

Internet Sciences Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets
Cash	$-	$-
Total Current Assets	-	-

Total Assets	$-	$-

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	$55,010	$54,970
Accounts payable and accrued liabilities – related party	20,985	20,985
Due to related party	87,666	85,225
Loans payable	-	881
Total Current Liabilities	163,661	162,061

Total Liabilities	163,661	162,061

Stockholders' Deficit
Common Stock, $0.001 par value 100,000,000 authorized,
Common Stock Class A, 81,200,000 shares designated, 1,051,000 shares issued and outstanding	1,051	1,051
Common Stock Class B, 18,800,000 shares designated, 18,800,000 shares issued and outstanding	18,800	18,800
Additional paid-in capital	133,047	133,047
Accumulated deficit	(316,559)	(314,959)
Total stockholders’ deficit	(163,661)	(162,061)

Non-controlling interest	-	-
Total Stockholders' Deficit	(163,661)	(162,061)

TOTAL Liabilities and Stockholders' Deficit	$-	$-

See accompanying notes to consolidated financial statements (unaudited)

2

Internet Sciences Inc.

Consolidated Statement of Operations

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Revenue	$-	$-	$-	$-

Operating Expenses:
General and administrative	1,091	61	2,485	3,158
Professional fees	-	1,711	-	2,996
Compensation	-	-	-	5,000
Total operating expenses	1,091	1,772	2,485	11,154

Operating Loss	(1,091)	(1,772)	(2,485)	(11,154)

Other income (expense)
Other income	887	-	887	-
Interest expense	-	-	(2)	-
Total other income (expense)	887	-	885	-

Net loss before taxes	(204)	(1,772)	(1,600)	(11,154)

Income tax provision	-	-	-	-

Net Loss	$(204)	$(1,772)	(1,600)	(11,154)

Net loss attributable to:
Internet Sciences, Inc.	(204)	(1,772)	(1,600)	(11,154)
Non-controlling interest	-	-	-	-

Comprehensive Loss	$(204)	$(1,772)	$(1,600)	$(11,154)

Net loss per share, basic and diluted	$(0.00)	$(0.00)	(0.00)	(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	19,851,000	19,714,895	19,851,000	19,764,242

See accompanying notes to consolidated financial statements (unaudited)

3

Internet Sciences Inc.

Consolidated Statement of Changes in Stockholders' Deficit

Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

	Common Stock Class A		Common Stock Class B		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balance - December 31, 2019	865,000	$865	18,800,000	$18,800	$114,633	$(276,920)	$-	$(142,622)

Issuance of common shares for compensation, related party	50,000	50	-	-	4,950	-	-	5,000
Net loss	-	-	-	-	-	(9,382)	-	(9,382)
Balance - March 31, 2020	915,000	915	18,800,000	18,800	119,583	(286,302)	-	(147,004)

Issuance of common shares for cash	83,000	83	-	-	8,217	-	-	8,300
Net loss						(1,772)	-	(1,772)
Balance - June 30, 2020	998,000	$998	18,800,000	18,800	127,800	(288,074)	$-	$(140,476)
Balance - December 31, 2020	1,051,000	$1,051	18,800,000	$18,800	$133,047	$(314,959)	$-	$(162,061)
Net loss	-	-	-	-	-	(1,396)	-	(1,396)
Balance – March 31, 2021	1,051,000	1,051	18,800,000	18,800	133,047	(316,355)	-	(163,457)
Net loss	-	-	-	-	-	(204)	-	(204)
Balance - June 30, 2021	1,051,000	$1,051	18,800,000	$18,800	$133,047	$(316,559)	$-	$(163,661)

See accompanying notes to consolidated financial statements (unaudited)

4

Internet Sciences Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,600)	$(11,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	-	5,000
Forgiveness of PPP loan	(887)	-
Changes in current assets and liabilities:
Prepaid expenses	-	1,000
Accounts payable and accrued liabilities	46	15
Accounts payable and accrued liabilities – related party	-	4,544
Net cash used in operating activities	(2,441)	(595)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	2,441	2,528
Proceeds from issuance of common stock	-	8,300
Repayment to related party	-	(3,040)
Proceeds from loans	-	881
Net cash provided by financing activities	2,441	8,669

Net change in cash for the period	-	8,074
Cash at beginning of period	-	21
Cash at end of period	$-	$8,095

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See accompanying notes to consolidated financial statements (unaudited)

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NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Internet Sciences Inc. (“ISI” or the “Company”) was originally incorporated as Luxury Trine Digital Media Group, Inc. (“Luxury Trine”) in the State of Delaware on May 20, 2016. Its consolidated Variable Interest Entity (“VIE”), Trine Digital Broadcasting Ltd., was incorporated in the United Kingdom on July 3, 2017.

On October 5, 2018, the Company changed its name to Internet Sciences Inc., which is an early-stage emerging diversified information and communications technology company specializing in cutting-edge digital transformation services, including new-media technology; telecommunication and network carrier services; IoT-enabled solutions; and managed ICT, managed cloud services, data centers and co-location services.

Based in New York, NY, ISI seeks to operate internationally with a global team known for its technological expertise, deep industry knowledge, world-class research and analytical capabilities, and innovative mindset.

ISI seeks to transform corporations, enterprises and government entities by providing best-in-class solutions, rooted in and driven by the technology, data, and organizational strategy required for operational excellence. Our interdisciplinary teams work in close collaboration with clients, helping them to solve their biggest problems utilizing a user-centric, data-driven approach focusing on creating seamless unified experiences across all digital, communication and physical touchpoints.

The Company’s principal place of business is 521 Fifth Ave, 17th Floor, New York, NY 10175.

Principles of Consolidation

The consolidated financial statements include the following subsidiaries:

		Ownership
	Country	Interest
Trine Digital Broadcasting Ltd (TDB)	United Kingdom	49%
Institute of Technology, Informatics & Computer Analytics LLC (IoTICA)	USA	100%
Analygence Limited (AL)	United Kingdom	100%

The Company’s functional and reporting currency is the United States dollar. The functional currency of TDB and AL is the British pound. On consolidation, the subsidiary translates its assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates its revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income/loss.  No foreign currency translation or transactions gains or losses were recognized during the six months ended June 30, 2021 due to the absence of operations in the UK subsidiaries.

In June 2020, AL was formed in UK as an extension of TICA and as a response to the limitations of travel between the UK and US caused by the COVID-19 pandemic. There were no operations through TDB and AL for the six months ended June 30, 2021. There were no assets and liabilities of TDB and AL as of June 30, 2021.

In the preparation of consolidated financial statements of the Company, intercompany transactions and balances are eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements (unaudited) are condensed and have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), including the instructions to Form 10-Q and Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with US GAAP, have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The results of operations for the period ended June 30, 2021 are not necessarily indicative of the operating results for the full year ended December 31, 2021.

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In the opinion of management, all adjustments (consisting of normal recurring items) necessary to present fairly the Company's financial position, results of operations, and cash flows as of and for the three and six months ended June 30, 2021 and 2020, have been made.

Variable Interest Entity

ASC 810-10-25-38, “Consolidation of Variable Interest Entities” requires a variable interest entity (“VIE”) to be consolidated by a company if that company absorbs a majority of the VIE’s expected losses and/or receives a majority of the entity’s expected residual returns as a result of holding variable interests. Trine Digital Broadcasting is a variable interest entity as defined by ASC 810-10-25-38. As ISI owns 49% of the VIE and the founder (CEO) majority shareholder (a related party) of ISI controls the remaining 51%, ISI has been determined to be the primary beneficiary of this VIE. The VIE was formed to expand the business of ISI into the United Kingdom. There are no formal explicit arrangements as of June 30, 2021 that requires ISI to provide financial support to the VIE, although financial support is implied by the relationship. There were no assets and liabilities of the VIE as of June 30, 2021. The Company has not provided funding to the VIE to date, therefore, there have been no operations.

Use of Estimates

The preparation of financial statements (Unaudited) in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the accompanying financial statements (Unaudited) include, but are not limited to the fair value of stock based compensation and the deferred tax asset valuation allowance.

Cash and Cash Equivalents

All highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of June 30, 2021 and December 31, 2020, the Company did not reach bank balances exceeding the FDIC insurance limit.

Fair Value of Financial Instruments

The Company follows FASB ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

FASB ASC 825-10-25 Fair Value Option expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value options for any of its qualifying financial instruments.

The carrying amounts reported in the balance sheet for accounts payable, accrued expenses, and loans payable approximate their estimated fair market value based on the short-term maturity of these instruments.

Revenue Recognition

The Company follows the guidance of the FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) and recognizes revenue from the sale of products and services following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

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The Company recognizes revenue as it transfers control of promised services to its customers. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for these services.

Income Taxes

Income taxes are accounted for under the asset and liability method as prescribed by ASC Topic 740: Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

ASC 740 related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718, “Compensation – Stock Compensation,” which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the individual or entity is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of services received in exchange for an award based on the grant-date fair value of the award.

Net Loss per Share

ASC 260 “Earnings Per Share”, requires dual presentation of basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Basic net loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period, unless the result is anti-dilutive.

Net loss per share for each class of common stock is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Net loss per common shares outstanding:
Common stock -Class A	$(0.00)	$(0.01)	$(0.00)	$(0.01)
Common stock -Class B	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Class A and B combined	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding:
Class A common stock	1,051,000	914,895	1,051,000	964,242
Class B common stock	18,800,000	18,800,000	18,800,000	18,800,000
Total weighted average shares outstanding	19,851,000	19,714,895	19,851,000	19,764,242

For six months ended June 30, 2021 and 2020, there were no potentially dilutive securities outstanding.

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Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 6).

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 2 – GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. As of June 30, 2021, the Company had an accumulated deficit of $316,559, a stockholders’ deficit of $163,661 and a working capital deficiency of $163,661. For the six months ended June 30, 2021, the Company had a net loss of $1,600 and cash used in operating activities of $2,441. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issue date of these financial statements. The ability of the Company to continue as a going concern is dependent upon initiating sales and obtaining additional capital and financing. The Company plans on raising funds through its planned Initial Public Offering and through a pre-listing private market raise. There is currently no public market for our common stock. While the Company believes in the viability of its strategy to initiate sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The consolidated financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The global outbreak of the novel coronavirus (COVID-19) has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. While the COVID-19 pandemic has not had a material adverse impact on our operations to date, these conditions could significantly negatively impact the Company’s business in the future. The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

The extent to which the COVID-19 outbreak ultimately impacts the Company’s business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the pandemic may result in a significant disruption of global financial markets, which may reduce the Company's ability to access capital or its customers’ ability to pay for past or future purchases, which could negatively affect the Company's liquidity.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

On July 18, 2019, the Company executed a Business Development and Consulting Agreement for consulting and advisement on business development in regard to securing investors for the Company’s $20 million 506c offering and taking indication of interest for a $50 million S-1 IPO Stock Offering. The duration of the agreement is 36 months. During the year ended December 31, 2019, the Company issued 15,000 share of common stock class A, at $0.10 per share for $1,500 in services rendered with respect to this agreement. While no services were rendered during the six months ended June 30, 2021, the contract has remained in full force and effect.

On August 26, 2020, the board of directors approved issuance of 6,000 class A shares of common stock for one year service effective July 22, 2020 to July 22, 2021 to one member of the Company’s advisory board of technology and technicians. During the year ended December 31, 2020, 3,000 shares of common stock for six months services vested at cash base price of $0.10. As of December 31, 2020, 3,000 shares of common stock shall vest during 7th to 12th months service in year 2021. The remaining 3,000 vested on July 22, 2021.

NOTE 4 – ACCRUED COMPENSATION

During the six months ended June 30, 2020 the Company issued 50,000 shares of common stock -class A for services to the former Chief Operating Officer at $0.10 fair market value for total expense of $5,000. There was no stock-based compensation during the six months ended June 30, 2020.

During the year ended December 31, 2020, the Company recorded accrued wages totaling $16,000 owed to the Chief Executive Officer, who also serves as Chairman of the Board of Directors. On July 30, 2021, 160,000 shares of Class A common stock were issued in satisfaction of the accrual. (See Note 8). Total accrual at June 30, 2021 and December 31, 2020 was $20,985.

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NOTE 5 – LOAN PAYABLE

On May 7, 2020, the Company received an $881 loan pursuant to the Paycheck Protection Program established under the Cares Act (the “PPP Loan”). The PPP Loan had a two-year term and bore interest at a rate of 1.0% per annum. Monthly principal and interest payments of $37.09 are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contained events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest and rent expenses.

During April 2021, the Company’s Forgiveness Application of the PPP Loan and accrued interest, totaling $887 was approved in full, and the Company had no further obligations related to the PPP Loan. Accordingly, the Company recorded the forgiven amount as a gain on forgiveness of debt.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2021 and 2020, the Company received advances from its CEO totaling $2,441 and $2,528, respectively, and repaid $0 and $3,040, respectively. As of June 30, 2021 and December 31, 2020, there was $87,666 and $85,225, respectively, due to the Company’s CEO.

NOTE 7 – EQUITY

The Company has authorized 100,000,000 shares of common stock, par value of $0.001 per share, with 81,200,000 shares of common stock -class A designated and 18,800,000 shares of common stock -class B designated. Each holder of common stock-class A and common stock-class B is entitled to one vote and three votes, respectively, for each such share outstanding in the holder’s name.

Common Stock- class A

As of June 30, 2021 and December 31, 2020, the Company had 1,051,000 shares of common stock-class A issued and outstanding with a par value of $0.001 per share.

During the six months ended June 30, 2020, the Company issued 50,000 shares of class A common stock to its CEO for $5,000 in services rendered, and 83,000 shares of class A common stock to independent investors for $8,300 in cash. The shares were valued at $0.10 per share.

There were no issuances of class A stock during the six months ended June 30, 2021.

Common Stock- class B

As of June 30, 2021 and December 31, 2020, the Company had 18,800,000 shares of common stock-class B issued and outstanding. There were no issuances of class B stock during the six months ended June 30, 2021.

NOTE 8 – SUBSEQUENT EVENTS

In July and August, 2021 the Company issued 320,000 shares of Class A shares to its CEO and 16,000 shares to independent contractors for services rendered. The shares were valued at $0.10 per share.

Management has assessed subsequent events from June 30, 2021 through the date the financial statements were issued, and noted no additional items requiring disclosure.

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INTERNET SCIENCES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2020

(AUDITED)

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Internet Sciences Inc.

New York, NY

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Internet Sciences Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditors since 2021.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

August 13, 2021

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Internet Sciences Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$-	$21
Prepaid expenses	-	1,000
Security deposit	-	1,800
Total Current Assets	-	2,821

Total Assets	$-	$2,821

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable and accrued liabilities	$54,970	$50,597
Accounts payable and accrued liabilities – related party	20,985	-
Due to related party	85,225	94,846
Loan payable	881	-
Total Current Liabilities	162,061	145,443

Total Liabilities	162,061	145,443

Stockholders’ Deficit
Common Stock, $0.001 par value 100,000,000 authorized,
Common Stock Class A, 81,200,000 shares designated,
1,051,000 shares and 865,000 shares issued and outstanding as of December 31, 2020 and December 31, 2019	1,051	865
Common Stock Class B, 18,800,000 shares designated,
18,800,000 shares issued and outstanding	18,800	18,800
Additional paid-in capital	133,047	114,633
Accumulated deficit	(314,959)	(276,920)
Total stockholders’ deficit	(162,061)	(142,622)

Non-controlling interest	-	-
Total Stockholders’ Deficit	(162,061)	(142,622)

Total Liabilities and Stockholders’ Deficit	$-	$2,821

The accompanying notes are an integral part of these consolidated financial statements.

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Internet Sciences Inc.

Consolidated Statement of Operations

	Year Ended
	December 31,
	2020	2019

Revenue	$-	$-

Operating Expenses:
General and administrative	11,937	31,379
Professional fees	4,796	14,400
Compensation	22,300	28,500
Total operating expenses	39,033	74,279

Operating Loss	(39,033)	(74,279)

Other income (expense)
Other income	1,000	-
Other expense	(6)	-
Total other expense	994	-

Net loss before taxes	(38,039)	(74,279)

Income tax benefit	-	-

Net Loss	$(38,039)	$(74,279)

Net loss attributable to:
Internet Sciences, Inc.	(38,039)	(74,279)
Non-controlling interest	-	-

Comprehensive Loss	$(38,039)	$(74,279)

Net loss per share, basic and diluted	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	19,778,584	19,665,000

The accompanying notes are an integral part of these consolidated financial statements.

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Internet Sciences Inc.

Consolidated Statement of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2020 and 2019

	Common Stock Class A		Common Stock Class B		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balance - December 31, 2018	580,000	$580	18,800,000	$18,800	$86,418	$(202,641)	$-	$(96,843)

Issuance of common shares for compensation-services	40,000	40	-	-	3,960	-	-	4,000
Issuance of common shares for compensation-services, related party	245,000	245	-	-	24,255	-	-	24,500
Net loss	-	-	-	-	-	(74,279)	-	(74,279)
Balance - December 31, 2019	865,000	865	18,800,000	18,800	114,633	(276,920)	-	(142,622)

Issuance of common shares for compensation-services	3,000	3	-	-	297	-	-	300
Issuance of common shares for compensation-services, related party	60,000	60	-	-	5,940	-	-	6,000
Issuance of common shares for cash at $0.10 per share	123,000	123	-		12,177			12,300
Net loss	-	-	-	-	-	(38,039)	-	(38,039)
Balance - December 31, 2020	1,051,000	$1,051	18,800,000	$18,800	$133,047	$(314,959)	$-	$(162,061)

The accompanying notes are an integral part of these consolidated financial statements.

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Internet Sciences Inc.

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,039)	$(74,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	6,300	28,500
Changes in operating assets and liabilities:
Prepaid expenses	1,000	200
Security deposit	1,800	-
Accounts payable and accrued liabilities	4,373	9,269
Accounts payable and accrued liabilities – related party	20,985	-
Net cash used in operating activities	(3,581)	(36,310)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	2,822	38,808
Proceeds from issuance of common stock	12,300	-
Repayment to related party	(12,443)	(2,590)
Proceeds from loan	881
Net cash provided by financing activities	3,560	36,218

Net change in cash for the period	(21)	(92)
Cash at beginning of period	21	113
Cash at end of period	$-	$21

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

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Internet Sciences Inc.

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

NOTE 1 - ORGANIZATION AND OPERATIONS

Internet Sciences Inc. (“ISI” or the “Company”) was originally incorporated as Luxury Trine Digital Media Group, Inc. in the State of Delaware on May 20, 2016. On October 5, 2018, the Company changed its name to Internet Sciences Inc.

ISI is an early-stage emerging diversified information and communications technology company specializing in cutting-edge digital transformation services, including new-media technology; telecommunication and network carrier services; IoT-enabled solutions; and managed ICT, managed cloud services, data centers and co-location services.

Based in New York, N.Y., ISI seeks to operate internationally with a global team known for its technological expertise, deep industry knowledge, world-class research and analytical capabilities, and innovative mindset.

ISI seeks to transform corporations, enterprises and government entities by providing best-in-class solutions, rooted in and driven by the technology, data, and organizational strategy required for operational excellence. Our interdisciplinary teams work in close collaboration with clients, helping them to solve their biggest problems utilizing a user-centric, data-driven approach focusing on creating seamless unified experiences across all digital, communication and physical touchpoints.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the following subsidiaries:

		Ownership
	Country	Interest
Trine Digital Broadcasting Ltd (TDB)	United Kingdom	49%
Institute of Technology, Informatics & Computer Analytics LLC (IoTICA)	USA	100%
Analygence Limited (AL)	United Kingdom	100%

The Company’s functional and reporting currency is the United States dollar. The functional currency of TDB and AL is the British pound. On consolidation, the subsidiary translates its assets and liabilities to U.S. dollars using foreign exchange rates which prevailed at the balance sheet date, and translates its revenues and expenses using average exchange rates during the period. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the other comprehensive income/loss. No foreign currency translation or transactions gains or losses were recognized during the years ended December 31, 2020 or 2019 due to the absence of operations in the UK subsidiaries.

In June 2020, AL was formed in UK as an extension of TICA and as a response to the limitations of travel between the UK and US caused by the COVID-19 pandemic. There were no operations through TDB and AL in 2020. There were no assets and liabilities of TDB and AL as of December 31, 2020 and 2019.

In the preparation of consolidated financial statements of the Company, intercompany transactions and balances are eliminated in consolidation.

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Variable Interest Entities

The Company holds a 49% noncontrolling interest in Trine Digital Broadcasting Ltd (TDB) as it is solely a party of interest in providing funding to TDB broadcasting projects. Ownership of the intellectual property assets are to remain with TDB. TDB is deemed to be a variable interest entity (“VIE”) as defined in ASC 810-10-25-38, “Consolidation of Variable Interest Entities” (ASC 810). ASC 810 requires a VIE to be consolidated by a company if that company absorbs a majority of the VIE’s expected losses and/or receives a majority of the entity’s expected residual returns as a result of holding variable interests. As ISI owns 49% of the VIE and the founder (CEO) majority shareholder (a related party) of ISI controls the remaining 51%, ISI has been determined to be the primary beneficiary of this VIE. The VIE was formed to expand the business of ISI into the United Kingdom. There are no formal explicit arrangements as of December 31, 2020 that requires ISI to provide financial support to the VIE, although financial support is implied by the relationship. There were no assets and liabilities of the VIE as of December 31, 2020. The Company has not provided funding to TDB to date, therefore, there have been no operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in the accompanying consolidated financial statements include but are not limited to the fair value of stock-based compensation and the deferred tax asset valuation allowance.

Cash and Cash Equivalents

All highly liquid investments with maturity of three months or less are considered to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are each insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2020, and December 31, 2019, the Company did not reach bank balances exceeding the FDIC insurance limit.

Fair Value of Financial Instruments

The Company follows ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The fair value of accounts payable and accrued expenses, loans, and due to shareholder approximates their carrying amounts because of their immediate or short-term maturity.

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Revenue Recognition

The Company has adopted the guidance of the FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) and plans to recognize revenue from the sale of products and services following the five steps procedure:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when the entity satisfies a performance obligation

The Company will recognize revenue as it transfers control of promised services to its customers. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for these services. There was no cumulative effect of the adoption of ASC 606 “Revenue from Contracts with Customers” since the Company is in its early stage and had no revenues during years ended December 31, 2020 and 2019.

Income Taxes

Income taxes are determined in accordance with the provisions of ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2020 and 2019, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2020 and 2019, the Company did not have any significant unrecognized uncertain tax positions.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718, “Compensation – Stock Compensation,” which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the individual or entity is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of the services received in exchange for an award based on the grant-date fair value of the award.

Earnings (Loss) per Share Calculations

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2020 and 2019.

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Net loss per share for each class of common stock is as flows:

	Year Ended
	December 31,
	2020	2019
Net loss per share, basic and diluted	$(0.00)	$(0.00)
Net loss per common shares outstanding:
Common stock - Class A	$(0.04)	$(0.09)
Common stock - Class B	$(0.00)	$(0.00)
Total of Class A and Class B	$(0.00)	$(0.00)

Weighted average shares outstanding:
Class A common stock	978,584	865,000
Class B common stock	18,800,000	18,800,000
Total weighted average shares outstanding	19,778,584	19,665,000

For years ended December 31, 2020 and 2019, there were no potentially dilutive securities outstanding.

Related Parties

The Company follows ASC 850, ”Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 6).

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s unaudited financial statements.

NOTE 3 - GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. As of December 31, 2020, the Company had an accumulated deficit of $314,959, a stockholders’ deficit of $162,061 and a working capital deficiency of $162,061. For the year ended December 31, 2020, the Company had a net loss of $38,039 and cash used in operating activities of $3,581. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issue date of this report. The ability of the Company to continue as a going concern is dependent upon initiating sales and obtaining additional capital and financing. The Company plans on raising funds through its planned Initial Public Offering and through a pre-listing private market raise. There is currently no public market for our common stock. While the Company believes in the viability of its strategy to initiate sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The consolidated financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The global outbreak of the novel coronavirus (COVID-19) has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. While the COVID-19 pandemic has not had a material adverse impact on our operations to date, these conditions could significantly negatively impact the Company’s business in the future. The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

The extent to which the COVID-19 outbreak ultimately impacts the Company’s business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the pandemic may result in a significant disruption of global financial markets, which may reduce the Company’s ability to access capital or its customers’ ability to pay for past or future purchases, which could negatively affect the Company’s liquidity.

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NOTE 4 - COMMITMENTS AND CONTINGENCIES

On July 18, 2019, the Company executed a Business Development and Consulting Agreement for consulting and advisement on business development in regard to securing investors for the Company’s $20 million 506c offering and taking indication of interest for a $50 million S-1 IPO Stock Offering. The duration of the agreement is 36 months. During the year ended December 31, 2019, the Company issued 15,000 shares of common stock class A, at $0.10 per share for $1,500 in services rendered with respect to this agreement. While no services were rendered during the year ended December 31, 2020, the contract has remained in full force and effect.

On July 19, 2019, the Company executed an Investor Relations Consulting Agreement for consulting, advisement and assistance of the Company in corporate development, investor and public relations, public appearances and marketing. The agreement is for 12 months and the Company agrees to budget from $500,000 to $7,000,000 for investor, media and public relation if the Company raises $5,000,0000 to $70,000,000, respectively. During the year ended December 31, 2019, the Company issued 15,000 share of common stock class A, at $0.10 per share for $1,500 in investor relations services rendered with respect to this agreement. No services were rendered during the year ended December 31, 2020, and the contract expired in July 2020.

On August 26, 2020, the board of directors approved issuance of 6,000 class A shares of common stock for one year service effective July 22, 2020 to July 22, 2021 to one member of the Company’s advisory board of technology and technicians. During the year ended December 31, 2020, 3,000 shares of common stock for six months services vested at cash base price of $0.10, resulting in a $300 expense. As of December 31, 2020, 3,000 shares of common stock shall vest during 7th to 12th months service in year 2021.

NOTE 5 - LOAN PAYABLE

On May 7, 2020, the Company received an $881 loan pursuant to the Paycheck Protection Program established under the Cares Act (the “PPP Loan”). The PPP Loan had a two-year term and bore interest at a rate of 1.0% per annum. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contained events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest and rent expenses.

For the year ended December 31, 2020, the Company recorded interest expenses of $6 for PPP loan. In April 2021, the original principal amount of $881, together with accrued interest of $6 were forgiven. (See Note 9)

On July 14, 2020, the Company received a $1,000 advance pursuant to the U.S. Small Business Administration (SBA) COVID-19 Economic Injury Disaster Loans (EIDL) for economic relief to small business before a decision was made on the EIDL loan. The EIDL loan has conditions of a thirty-year term and bears interest at a fixed rate of 3.75% per annum, but the Company did not sign an agreement for further advances beyond the $1,000. While the SBA refers to this program as an advance, it was written into law as a grant. This means that the amount given through this program does not need to be repaid and was therefore recorded as other income.

NOTE 6 - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2020 and 2019, the Company’s CEO advanced $2,822 and $38,808, respectively, short term, non-interest-bearing loans to the Company and was repaid $12,443 and $2,590, respectively. As of December 31, 2020 and 2019, there were $85,225 and $94,846, respectively, due to, the Company’s CEO.

During the years ended December 31, 2020 and 2019, the Company issued 60,000 and 245,000 shares of common stock -class A to its officers and a director for services rendered to the Company, respectively. The shares were valued at fair market value of $.10 on the grant date and recognized as compensation expense totaling $6,000 and $24,500, respectively.

During the year ended December 31, 2020, the Company recorded accrued CEO wages of $16,000 and expenses reimbursable to its CEO of $4,985, for total related party accruals of $20,985 at December 31, 2020. The common shares were subsequently issued on July 20, 2021. (see Note 9)

NOTE 7 - INCOME TAXES

For the years ended December 31, 2020 and 2019, the local (“United States of America”) and foreign components (“United Kingdom”) of loss before income taxes were comprised of the following:

	For the Year Ended
	December 31,
	2020	2019
Tax jurisdiction from:
- Local	$(38,039)	$(74,279)
- Foreign	-	-
Loss before income taxes	$(38,039)	$(74,279)

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United States of America

Internet Sciences Inc. is registered in the State of Delaware and is subject to the tax laws of United States of America. The components of the Company’s deferred tax asset and reconciliation of income taxes are computed at the new statutory rate of 21% to the income tax amount recorded as of December 31, 2020 and December 31, 2019.

As of December 31, 2020, the operations in the United States of America incurred $314,959 of cumulative net operating losses (“NOL”) which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2039 if unutilized. NOLs generated in tax years prior to December 31, 2017, can be carryforward for twenty years, whereas NOLs generated after December 31, 2017 can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code.

The Company has provided for a full valuation allowance against the deferred tax assets of $66,141 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

The Company’s tax returns are subject to examination by United States tax authorities beginning with the year ended December 31, 2013.

United Kingdom

The Company’s subsidiary operating in United Kingdom are subject to the United Kingdom Profits Tax at a standard income tax rate of 19% on the assessable income arising in United Kingdom during its tax year. During the years ended December 31, 2020 and 2019, the operating activity of subsidiary was Nil.

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019
Net Operating Loss carryforward
United States	$66,141	$58,153
United Kingdom	-	-
Total	66,141	58,153
Less: Valuation allowance	(66,141)	(58,153)
Net deferred tax asset	$-	$-

The following table sets forth a reconciliation of the Company’s income tax provision (benefit) to the statutory U.S. federal tax amount for the years ended December 31, 2020 and 2019:

	December 31,	December 31,
	2020	2019

Income tax expense (benefit) at statutory rate	$7,988	$15,599
Change in valuation allowance	(7,988)	(15,599)
Income tax expense per books	$-	$-

Management believes that it is more likely than not that the deferred tax assets will not be fully realizable in the future. Accordingly, the Company provided for a full valuation allowance against its deferred tax assets of $66,141 as of December 31, 2020. During the years ended December 31, 2020 and 2019, the valuation allowance increased by $7,988 and $15,599, respectively, primarily relating to net operating loss carryforwards from the local tax regime.

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NOTE 8 - EQUITY

The Company has authorized 100,000,000 shares of common stock, par value of $0.001 per share, with 81,200,000 shares of common stock -class A designated and 18,800,000 shares of common stock -class B designated. Each holder of common stock-class A and common stock-class B is entitled to one vote and three votes, respectively, for each such share outstanding in the holder’s name.

Common Stock- class A

During the years ended December 31, 2020 and 2019, the Company issued at total of 60,000 and 245,000 shares of common stock -class A to the former Chief Operating Officer, Chief Executive Officer, and directors for services rendered, at $0.10 fair market value, for total expense of $6,000 and $24,500 respectively.

During the years ended December 31, 2020 and 2019, the Company issued 3,000 and 40,000 shares of common stock -class A to a third party for services rendered at fair value of $0.10 per share for total expense of $300 and $4,000, respectively.

During the year ended December 31, 2020, the Company issued 123,000 shares of common stock -class A to independent investors for $12,300 cash at $0.10 per share.

As of December 31, 2020 and 2019, the Company had 1,051,000 and 865,000 shares of common stock-class A issued and outstanding, respectively.

Common Stock- class B

As of December 31, 2020 and 2019, the Company had 18,800,000 shares of common stock-class B issued and outstanding. There were no issuances of class B during 2020 or 2019.

NOTE 9 - SUBSEQUENT EVENTS

On July 20, 2021 the Company issued 160,000 shares of Class A common stock to its CEO at $0.10 per share fair market value to settle $16,000 in accrued officer wages.

In April 2021, the $881 principal and $6 interest on the PPP Loan and were forgiven in full.

The Company has evaluated events occurring from December 31, 2020 through the date these financial statements were issued and noted no items requiring disclosure.

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